                            GEORGIA GULF CORPORATION
                          400 PERIMETER CENTER TERRACE
                                    SUITE 595
                             ATLANTA, GEORGIA 30346

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 16, 2000


 To the Stockholders:

         The Annual Meeting of Stockholders of Georgia Gulf Corporation will be held in the Conference Center at the South Terraces, 115 Perimeter Center Place, Atlanta, Georgia 30346, on May 16, 2000 at 1:30 p.m. local time for the following purposes:

         (1)      to elect three directors to serve for a term of three years;

         (2) to consider and take action upon the approval and adoption of the First Amendment to the Employee Stock Purchase Plan, which increases the number of shares issuable under that plan by 200,000 shares;

         (3) to consider and take action upon the ratification of the selection of Arthur Andersen LLP to serve as the independent public accountants for Georgia Gulf for the year ending December 31, 2000; and

         (4) to transact any other business as may properly come before the meeting.

         The board of directors has fixed the close of business on March 21, 2000, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

         You are cordially invited to attend the meeting. However, whether or not you plan to be personally present at the meeting, please complete, date and sign the enclosed proxy and return it promptly in the enclosed postage prepaid envelope.

                              By Order of the Board of Directors,



                              Joel I. Beerman
                              Vice President, General Counsel and Secretary

Dated:  March 30, 2000

                            GEORGIA GULF CORPORATION
                          400 PERIMETER CENTER TERRACE
                                    SUITE 595
                             ATLANTA, GEORGIA 30346

                                 PROXY STATEMENT
           FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 16, 2000

                                     GENERAL


         This proxy statement and the accompanying form of proxy are being furnished to the stockholders of Georgia Gulf Corporation on or about March 30, 2000 in connection with the solicitation of proxies by the board of directors of Georgia Gulf for use at the annual meeting of stockholders to be held on May 16, 2000 at 1:30 p.m. local time in the Conference Center at the South Terraces, 115 Perimeter Center Place, Atlanta, Georgia 30346, and any adjournment of the meeting. Any stockholder who executes and delivers a proxy may revoke it at any time before its use by (i) giving written notice of revocation to the Secretary of Georgia Gulf, (ii) executing a proxy bearing a later date, or (iii) appearing at the meeting and voting in person.

         Unless otherwise specified, all shares represented by effective proxies will be voted in favor of:

         -    election of the three nominees as directors;

         - approval and adoption of the First Amendment to the Employee Stock Purchase Plan; and

         - ratification of the selection of Arthur Andersen LLP to serve as the independent public accountants for Georgia Gulf for the year ending December 31, 2000.

The board of directors does not know of any other business to be brought before the meeting, but if any other business is properly brought before the meeting, proxies will be voted upon those matters in accordance with the best judgment of the person or persons acting under the proxies.

         The cost of soliciting proxies will be paid by Georgia Gulf. In addition to use of the mails, proxies may be solicited in person or by telephone or telegram by directors and officers of Georgia Gulf who will not receive additional compensation for these services. Georgia Gulf has retained W.F. Doring & Co. to assist in the solicitation of proxies for a fee not to exceed $5,000. Brokerage houses, nominees, custodians and fiduciaries will be requested to forward soliciting material to beneficial owners of stock held of record by them, and Georgia Gulf will reimburse those persons for their reasonable expenses in doing so.

         Only holders of record of outstanding shares of common stock of Georgia Gulf at the close of business on March 21, 2000, are entitled to notice of, and to vote at the meeting. Each stockholder is entitled to one vote for each share of common stock held on the record date. There were 31,305,768 shares of common stock outstanding and entitled to vote on March 21, 2000.

         When the holders of at least 50% of the common stock, referred to as a quorum, are represented at the meeting, the vote of the holders of a majority of the common stock present in person or by proxy will decide the action proposed in each matter identified in this proxy statement, except the election of directors, who are elected by a plurality of all votes cast. Abstentions and broker "non-votes" will be counted as present in determining whether the quorum requirement is satisfied. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal pursuant to discretionary authority or instructions from the beneficial owner, but does not vote on another proposal because the nominee has not received instruction from the beneficial owner and does not have discretionary power. The aggregate number of votes entitled to be cast by all stockholders present in person or represented by proxy at the meeting, whether those stockholders vote "For," "Against" or abstain from voting, will be counted for purposes of determining the minimum number of affirmative votes required for approval of the proposals, and the total number of votes cast "For" each of these proposals will be counted for purposes of determining whether sufficient affirmative votes have been cast. An abstention from voting by a stockholder on a proposal has the same effect as a vote "Against" the proposal. Broker "non-votes" are not counted for purposes of determining whether a proposal has been approved.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth information based upon the number of shares of Georgia Gulf's common stock outstanding as of March 21, 2000 regarding the ownership of Georgia Gulf's common stock by each person known to Georgia Gulf to be the beneficial owner of more than 5% of Georgia Gulf's common stock.

                                              Amount and
                                               Nature of
Name and Address of                            Beneficial            Percent of
Beneficial Owner(1)                            Ownership                Class
-------------------                           ------------           ----------


FMR Corp.                                     2,384,632(2)             7.62%
82 Devonshire St.
Boston, MA 02109


                                              Amount and
                                               Nature of
Name and Address of                            Beneficial             Percent of
Beneficial Owner(1)                            Ownership                 Class
-------------------                           -----------             ----------


James R. Kuse                                 2,238,514(3)             7.15%
400 Perimeter Center Terrace
Suite 595
Atlanta, GA 30346

J.P. Morgan & Co. Incorporated                2,107,200(4)             6.73%
60 Wall Street
New York, New York 10260

Mellon Financial Corporation                  1,604,222(5)             5.12%
One Mellon Center
Pittsburgh, PA 15258


---------------
(1) The information shown above is based upon information furnished to Georgia Gulf by the named persons. Beneficial ownership as reported in the table has been determined in accordance with Securities and Exchange Commission regulations. All persons shown in the table have sole voting and investment power with regard to the shares shown except as otherwise indicated.

(2) According to the Schedule 13G of FMR Corp., FMR has sole voting power with respect to 238,820 shares and sole dispositive power with respect to 2,384,632 shares.

(3) Includes 70,500 shares owned by Mr. Kuse's wife; 51,266 shares held in trust for the Kuse Foundation, of which Mr. Kuse and his wife are trustees; 490,400 shares held in trust for the benefit of Mr. Kuse, 440,400 shares held in trust for the benefit of Mrs. Kuse, and 3,000 shares that may be acquired pursuant to presently exercisable options.

(4) According to the Schedule 13G of J. P. Morgan & Co. Incorporated, J. P. Morgan has sole voting power with respect to 1,650,500 shares and sole dispositive power with respect to 2,170,200 shares.

(5) According to the Schedule 13G of Mellon Financial Corporation, Mellon has sole voting power with respect to 1,074,192 shares, shared voting power with respect to 425,800 shares, sole dispositive power with respect to 1,132,822 shares, and shared dispositive power with respect to 471,400 shares.

                       PROPOSAL I - ELECTION OF DIRECTORS

         Georgia Gulf's certificate of incorporation, as amended, provides that the board of directors be divided into three classes, each consisting, as nearly as possible, of one-third of the total number of directors constituting the board of directors, with each class to serve for a term of three years. The following nominees, each of whom is an incumbent class I director, are proposed for election in class I, to serve a term of three years:

                           - John D. Bryan
                           - Dennis M. Chorba
                           - Patrick J. Fleming

         Unless instructed otherwise, the proxies will be voted for the election of the three nominees named above. If any nominee is unable to serve, proxies may be voted for a substitute nominee selected by the board of directors.

NOMINEES FOR ELECTION IN CLASS I ON MAY 16, 2000

         John D. Bryan, age 66, served as Vice President - Operations of Georgia Gulf from its inception on January 1, 1985, until his retirement effective December 31, 1989. He continues to serve as a director of Georgia Gulf, a position he has also held since Georgia Gulf's inception.

         Dennis M. Chorba, age 59, served as Vice President - Administration from February 1992 until his retirement, effective March 31, 1994. Mr. Chorba has served as a director of Georgia Gulf since February 1994.

         Patrick J. Fleming, age 56, was elected as a director by the board of directors at its meeting on February 8, 2000. From March, 1999 until his retirement in January, 2000, Mr. Fleming was employed by Texaco Natural Gas, Inc. and resided in the United Kingdom managing the sale and transition of Calortex, a joint venture between Texaco, Calor Gas and Nuon International. From 1998 until March, 1999, Mr. Fleming was an executive officer of Calortex. From 1994 to December, 1997, he was President of Texaco Natural Gas, Inc.

OTHER DIRECTORS

         James R. Kuse, age 69, has served as Chairman of the Board and a director of Georgia Gulf since its inception. From March 1985 until February 1991, Mr. Kuse also served as Chief Executive Officer, and from Georgia Gulf's inception until May 1989 served as President. Mr. Kuse is a director of Suburban Lodges of America.

         Charles T. Harris III, age 48, has served as a director of Georgia Gulf since February 1999. Mr. Harris has been a Managing Director of Goldman Sachs & Co. since April 15, 1999. He has been a limited partner of Goldman Sachs Group, L.P. since December 1, 1996 and was a general partner of Goldman Sachs Group, L.P. for more than five years before December 1996. Mr. Harris is a director of Scholastic Corporation.

         Jerry R. Satrum, age 55, served as Chief Executive Officer of Georgia Gulf from February 1991 until his retirement effective April 1, 1998, and served as President from May 1989 until December 1997. Mr. Satrum has been a director of Georgia Gulf since its inception. Mr. Satrum is also a director of Cytec Industries.

         Edward A. Schmitt, age 53, has served as Chief Executive Officer since April 1, 1998 and as President since December 1997. He served as Chief Operating Officer from February 1997 to April 1, 1998, as Executive Vice President from February 1997 to December 1997, and as Vice President - Operations Commodity Chemicals Group from August 1993 until January 1997. Mr. Schmitt has been a director since February 1998.

         Edward S. Smith, age 79, has served as a director of Georgia Gulf since May 1985. Mr. Smith has been President of Ted Smith & Company, an international business consulting company, since March 1986. He is a director of Creative Medical Development, Inc. Mr. Smith has notified Georgia Gulf of his intention not to stand for re-election, and he will complete his service on the board as of the May 16, 2000 annual meeting of stockholders.

         John E. Akitt, age 67, was elected as a director by the board of directors at its meeting on February 8, 2000. Mr. Akitt has been a consultant since February 1998. He was Executive Vice President of Exxon Chemical Company from January 1992 until his retirement in January 1998. Mr. Akitt is a director of Dofasco, Inc. and Cytec Industries.

         Directors are elected annually to serve until the expiration of the term of their class or until their successors are elected and qualified. The chairman, provided he is not employed by Georgia Gulf, is paid an annual fee of $42,000 and an attendance fee of $1,500 per meeting, as well as receiving reimbursements for travel expenses, the use of an office and a company-owned or company-leased vehicle, and financial and tax consulting services. Directors who are not executive officers of Georgia Gulf are paid an annual fee of $30,000 and an attendance fee of $1,500 per meeting, as well as receiving reimbursements for travel expenses. Non- employee directors are eligible to participate in Georgia Gulf's 1998 Equity and Performance Incentive Plan. In February 1999, each of Messrs. Kuse, Bryan, Chorba, Smith, Harris and Satrum were awarded options to purchase 1,500 shares of Georgia Gulf's stock, at an option price of $15.44. These options become exercisable one year from the date of grant and are effective for ten years. In December 1999, each of Messrs. Kuse, Bryan,

Chorba, Harris, and Satrum were awarded options to purchase 1,500 shares of Georgia Gulf's stock at an option price of $29.31 on the same terms.

         In 1999, the audit committee of the board of directors was comprised of Edward S. Smith, Robert E. Flowerree, until Mr. Flowerree's retirement from the board in May 1999, and Charles T. Harris III, from his election to the board in February 1999. The primary functions of the audit committee are to review the adequacy of the system of internal controls and management information systems and to review the planning and results of the audit examination with Georgia Gulf's independent public accountants. This committee held one meeting in 1999 in conjunction with a regular board of directors meeting.

      In 1999, the equity compensation committee of the board of directors was comprised of Edward S. Smith, Robert E. Flowerree, until Mr. Flowerree's retirement from the board in May 1999, and Charles T. Harris III, from December 1999. This committee was established in connection with the board's approval of Georgia Gulf's Equity and Performance Incentive Plan, and its primary functions include overseeing Georgia Gulf's equity and performance incentive compensation policy and reviewing and administering the plan under these policies. This committee held two meetings in 1999 in conjunction with regular board of directors meetings.

      The board of directors has no standing nominating committee. The board of directors held five meetings in 1999. During the last fiscal year, no director attended fewer than 75% of the total number of meetings of the board of directors and any committee on which he served. No director or executive officer of Georgia Gulf is related to any other director or executive officer of Georgia Gulf.

                        SECURITY OWNERSHIP OF MANAGEMENT

      The following table sets forth information as of March 21, 2000 about the number of shares owned by each director, each executive officer, and by all directors and executive officers of Georgia Gulf as a group.

                                                              Amount and
                                                               Nature of
   Name of                                                     Beneficial                        Percent of
Beneficial Owner                                               Ownership(1)                        Class(1)
----------------                                              -------------                      ----------


James R. Kuse .......................................         2,238,514(2)                        7.15%
John D. Bryan .......................................         1,455,760(3)                        4.65%
Jerry R. Satrum .....................................         1,140,960(4)                        3.64%
Dennis M. Chorba ....................................           777,575(5)                        2.48%
Edward A. Schmitt ...................................           252,712(6)                         *
Thomas G. Swanson ...................................           129,225(7)                         *
Joel I. Beerman .....................................           121,344(8)                         *
Richard B. Marchese .................................           118,408(9)                         *
C. Douglas Shannon ..................................           108,523(10)                        *
Mark J. Seal ........................................           107,917(11)                        *
David L. Magee ......................................            61,556(12)                        *
Edward S. Smith .....................................            39,080(13)                        *
William H. Doherty ..................................            18,146(14)                        *
Charles T. Harris III ...............................             1,500(15)                        *
John E. Akitt .......................................                 0                            *
Patrick J. Fleming ..................................                 0                            *
All Directors and officers as a group
 (16 persons) .......................................         6,571,220(16)                      20.99%


---------------
*   Represents less than 1%.

(1) Unless otherwise indicated, each person has sole voting and dispositive power with respect to all shares listed opposite his name.

(2) Includes 70,500 shares owned by Mr. Kuse's wife; 51,266 shares held in trust for the Kuse Foundation, of which Mr. Kuse and his wife are trustees; 490,400 shares held in trust for the benefit of Mr. Kuse; 440,400 shares held in trust for the benefit of Mrs. Kuse; and 3,000 shares that may be acquired pursuant to presently exercisable options.

(3) Includes 472,444 shares held in trust for The Challenge Foundation, of which Mr. Bryan is trustee, and 3,000 shares that may be acquired pursuant to presently exercisable options.

(4) Includes 50,000 shares owned by Mr. Satrum's wife; 6,490 shares held by Mrs. Satrum as trustee for their child; 64,500 shares held in trust for the Satrum Foundation, of which Mr. Satrum is trustee; 68,316 shares held by Mr. Satrum as trustee for John Bryan's children; and 3,000 shares that may be acquired pursuant to presently exercisable options.

(5) Includes 47,000 shares owned by Mr. Chorba's wife and 3,000 shares that may be acquired pursuant to presently exercisable options.

(6) Includes 136,000 shares that may be acquired pursuant to presently exercisable options.

(7) Includes 15,000 shares owned by Mr. Swanson's wife and 65,000 shares that may be acquired pursuant to presently exercisable options.

(8) Includes 20,000 shares owned by Mr. Beerman's wife and 65,000 shares that may be acquired pursuant to presently exercisable options.

(9) Includes 20,000 shares owned by Mr. Marchese's wife and 65,000 shares that may be acquired pursuant to presently exercisable options.

(10) Includes 12,000 shares that may be acquired pursuant to presently exercisable options.

(11) Includes 2,100 shares owned by Mr. Seal's children and 65,000 shares that may be acquired pursuant to presently exercisable options.

(12) Includes 4,247 shares owned by Mr. Magee's wife and 15,000 options that may be acquired pursuant to presently exercisable options.

(13) Includes 3,000 shares that may be acquired pursuant to presently exercisable options.

(14) Includes 8,334 shares that may be acquired pursuant to presently exercisable options.

(15) Includes 1,500 shares that may be acquired pursuant to presently exercisable options.

(16) Includes 447,834 shares that may be acquired pursuant to presently exercisable options.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Georgia Gulf believes all stock transaction reports required to be filed by
Section 16(a) of the Securities Exchange Act of 1934 with the Securities and Exchange Commission were timely filed by directors and officers, except that the initial Form 3 of Patrick J. Fleming was filed late since he was out of the country immediately following his election to the board.

                             EXECUTIVE COMPENSATION

CASH COMPENSATION

     The following table sets forth the cash compensation for the last three years ended December 31 for the Chief Executive Officer and Georgia Gulf's four most highly compensated executive officers other than the Chief Executive Officer during 1999.

                           SUMMARY COMPENSATION TABLE

                                                                                 Long-Term
                                                                                Compensation
                                                                                ------------
                                                       Annual Compensation       Securities      All Other
                                                     ----------------------      Underlying     Compensation
Name and Principal Position              Year        Salary($)     Bonus($)       Options(#)       ($)(1)
---------------------------              ----        ---------     --------     ------------    ------------


Edward A. Schmitt                        1999      468,000        51,700          200,000         50,335(2)
 President and Chief                     1998      450,000       120,000          100,000         32,727
 Executive Officer                       1997      329,680       134,000             0            11,805

Richard B. Marchese                      1999      297,000        33,000           60,000         63,043(2)
 Vice President -                        1998      285,000        69,600           30,000         38,607
 Finance, Chief Financial                1997      273,000        93,800             0            15,202
 Officer & Treasurer

Thomas G. Swanson                        1999      286,008        31,460           60,000         95,533(2)
 Vice President -                        1998      275,016        69,600           30,000         55,289
 Commodity Chemicals Group               1997      263,016        93,800             0            15,593


Mark J. Seal                             1999      250,008        27,500           60,000         30,305(2)
 Vice President -                        1998      240,000        57,600           30,000         21,612
 Polymer Group                           1997      228,000        77,050             0             9,480

Joel I. Beerman                          1999      240,000        26,400           60,000         32,567(2)
 Vice President -                        1998      230,016        55,200           30,000         23,814
 General Counsel and                     1997      218,016        73,700             0             9,145
 Secretary


---------------
(1) Includes amounts paid under Georgia Gulf's Savings and Capital Growth Plan, which is a defined contribution plan, amounts included as income under Georgia Gulf's Life Insurance program, and Split Dollar Life Insurance Plan, as well as the actuarial value of the Split Dollar Life Insurance Plan's benefits.

(2) For 1999, Georgia Gulf contributed the amount of $9,800 for each executive officer under the Savings and Capital Growth Plan. Amounts included as income under Georgia Gulf's Split Dollar Life Insurance Plan, as well as the current actuarial value of each participant's benefit for 1999, respectively, were: for Mr. Schmitt, $6,120 and $34,415; for Mr. Swanson, $6,624 and $79,109; for Mr. Marchese, $5,336
         and $47,907; for Mr. Seal, $3,540 and $16,965 and for Mr. Beerman, $3,906 and $18,861.

OPTION GRANTS IN THE LAST FISCAL YEAR

         The table below sets forth information regarding options to purchase shares of Georgia Gulf's common stock granted under the Equity and Performance Incentive Plan on February 9, 1999 and December 14, 1999 to the officers of Georgia Gulf named on the Summary Compensation Table. The options become exercisable in amounts equal to one-third of the total shares awarded to each optionee on the first, second and third anniversaries of the date of grant. If Georgia Gulf experiences a "Change in Control", any options or portions of options that have not yet expired become immediately exercisable. Generally, a "Change in Control" will have occurred (i) if Georgia Gulf is merged or consolidated with an entity or sells substantially all of its assets to an entity and immediately after that merger, consolidation or sale, Georgia Gulf's stockholders have less than a majority of the combined voting power of the outstanding securities of the combined or acquiring entity, (ii) in the case of an acquisition by a person of more than 33 1/3% of Georgia Gulf's common stock, or (iii) if specified changes in Georgia Gulf's board of directors occur.

                                INDIVIDUAL GRANTS


                                                                                             Potential Realizable
                                            % of Total                                         Value at Assumed
                            Number of        Options                                           Annual Rates of
                            Securities      Granted to                                     Stock Price Appreciation
                            Underlying      Employees         Exercise                         for Option Term(1)
                             Options        in Fiscal          Price        Expiration     -------------------------
                            Granted(#)        1999             ($/Sh)          Date            5%($)       10%($)
                            ----------      ---------         --------      ----------     ------------ ------------


FEBRUARY 1999 GRANTS

Edward Schmitt              100,000         10.40%            $15.44        2/9/2009           971,013    2,460,738
Thomas Swanson               30,000          3.12%            $15.44        2/9/2009           291,304      738,222
Joel Beerman                 30,000          3.12%            $15.44        2/9/2009           291,304      738,222
Richard Marchese             30,000          3.12%            $15.44        2/9/2009           291,304      738,222
Mark Seal                    30,000          3.12%            $15.44        2/9/2009           291,304      738,222

DECEMBER 1999 GRANTS

Edward Schmitt              100,000         10.40%            $29.31        12/14/2009       1,843,290   4,671,259
Thomas Swanson               30,000          3.12%            $29.31        12/14/2009         552,987   1,401,378
Joel Beerman                 30,000          3.12%            $29.31        12/14/2009         552,987   1,401,378
Richard Marchese             30,000          3.12%            $29.31        12/14/2009         552,987   1,401,378
Mark Seal                    30,000          3.12%            $29.31        12/14/2009         552,987   1,401,378


---------------
(1) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the price of the common stock. In order to realize the potential values set forth in the 5% and 10% columns, the per share price of the common stock would be $25.15 and $40.05, respectively, for the February grants and $47.74 and $76.02, respectively, for the December grants.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR END OPTION VALUES

         The table below sets forth information regarding option exercises during 1999 by the officers of Georgia Gulf named in the Summary Compensation Table, based on the difference between the fair market value and the exercise price, and the value of options held by those officers at December 31, 1999, based on a value of $30.44 per share, which was the closing price of Georgia Gulf's common stock (as reported in the Record of Composite Transactions for New York Stock Exchange listed securities and printed in THE WALL STREET JOURNAL) for December 31, 1999.


                                Shares                        Number of Securities           Value of Unexercised
                               Acquired       Value          Underlying Unexercised          In-the-Money Options
                              on Exercise    Realized     Options At Fiscal Year End(#)      at Fiscal Year End($)
                                  (#)          ($)         Exercisable/Unexercisable(1)    Exercisable/Unexercisable
                              -----------    --------     -----------------------------    --------------------------


Edward A. Schmitt ..........       21,000     215,250              68,000/267,000                (2)/1,612,500
Thomas G. Swanson ..........       15,000     145,313              45,000/50,000                 (2)/449,925
Richard B. Marchese ........       15,000     145,313              45,000/80,000                 (2)/483,750
Mark J. Seal ...............        3,500      33,906              45,000/80,000                 (2)/483,750
Joel I. Beerman ............                                       45,000/80,000                 (2)/483,750


---------------
(1) If Georgia Gulf experiences a "Change in Control," any options or portions of options that have not yet expired become immediately exercisable. Generally, a "Change in Control" will have occurred (i) if Georgia Gulf is merged or consolidated with an entity or sells substantially all of its assets to an entity and immediately after that merger, consolidation or sale, Georgia Gulf's stockholders have less than a majority of the combined voting power of the outstanding securities of the combined or acquiring entity, (ii) in the case of an acquisition by a person of more than 33 1/3% of Georgia Gulf's common stock, (iii) if specified changes in Georgia Gulf's board of directors occur.

(2)      None of the exercisable options are in-the-money.

OFFICER RETIREMENT PLAN

         Messrs. Marchese, Swanson and Schmitt participate in Georgia Gulf's Officer Retirement Plan, which is represented by separate agreements with each officer. Subject to specified limitations, this plan provides that Georgia Gulf will make annual payments to Messrs. Marchese and Swanson after retirement, disability or other termination equal to the greater of (1) 50% of the officer's average annual salary during the last five years of his employment offset by the amounts payable under Georgia Gulf's Salaried Employee's Retirement Plan and the value of Georgia Gulf's contributions to Georgia Gulf's Savings and Capital Growth Plan and (2) 30% of the officer's final annual salary during the last year of his employment with no offset. At the officer's death, the Officer Retirement Plan will continue to pay 50% of this amount to the officer's surviving spouse for the remainder of the spouse's life. For Mr. Schmitt, the Officer Retirement Plan provides that Georgia Gulf will make annual payments equal to 30% of his final annual salary, and, at Mr. Schmitt's death, will continue to pay 50% of this amount to Mr. Schmitt's surviving spouse for the remainder of her life. Full benefits are payable upon retirement after attaining age 62 and continue until age 65. The estimated annual benefits under the Officer Retirement Plan payable to Messrs. Marchese, Swanson, and Schmitt at normal retirement age, assuming each had met the service requirement and had terminated employment as of December 31, 1999, would be $89,100, $85,800 and $140,400, respectively. If an officer engages in specified competitive activity after retirement, benefits under the Officer Retirement Plan terminate. The formula benefit under the Officer Retirement Plan should exceed any offsetting amounts provided through the Salaried Employee's Retirement Plan and the Savings and Capital Growth Plan. Messrs. Seal and Beerman do not participate in the Officer Retirement Plan but are participants in the Split Dollar Life Insurance Plan.

SPLIT DOLLAR LIFE INSURANCE PLAN

         In 1998, Georgia Gulf implemented the Split Dollar Life Insurance Plan for the benefit of each officer of Georgia Gulf. In accordance with the Split Dollar Life Insurance Plan, each officer has entered into an agreement that, subject to specified limitations, provides the officer with pre-retirement and post-retirement death benefits. Georgia Gulf has agreed to provide the benefits through the purchase of a life insurance policy by which Georgia Gulf will be reimbursed for its premium costs from each policy's cash value or death benefit. If an officer engages in specified competitive activity after termination, benefits under the Split Dollar Life Insurance Plan are to be returned to Georgia Gulf.

         Messrs. Schmitt, Swanson, Marchese, Seal and Beerman participate in the Split Dollar Life Insurance Plan. With the implementation of the Split Dollar Life Insurance Plan, Georgia Gulf stopped providing term life insurance policies for each officer.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         In February 1998, Georgia Gulf established the equity compensation committee, in connection with the Equity and Performance Incentive Plan. This committee's function is limited to performing specified services in connection with the plan. In 1999, Robert E. Flowerree and Edward S. Smith served as the equity compensation committee of the board of directors until Mr. Flowerree's retirement from the board in May 1999. Charles T. Harris, III was appointed to serve on the equity compensation committee in December 1999. Georgia Gulf has no formal compensation committee. For 1999, decisions on all executive compensation matters other than those related to the Equity and Performance Incentive Plan were made by the non-employee members of the board, who were James R. Kuse, Robert E. Flowerree before his retirement in May 1999, John D. Bryan, Edward S. Smith, Dennis M. Chorba, Jerry R. Satrum and Charles T. Harris, III. Messrs. Kuse, Bryan, Chorba, and Satrum are former officers of Georgia Gulf (see "Election of Directors - Other Directors").

                        REPORT ON EXECUTIVE COMPENSATION

         The compensation of the executive officers of Georgia Gulf is based on a policy of attracting, retaining and rewarding the executive officers by compensating them at a level competitive with similarly situated employees within the industry. Officer compensation consists of salary, bonus payments under Georgia Gulf's Management Incentive Bonus Plan, and the award of stock options. Officers participate in Georgia Gulf's Savings & Capital Growth Plan, Salaried Employees Retirement Plan, Officer Retirement Plan, and life insurance program. Federal tax legislation enacted in 1993 generally precludes public companies from taking a tax deduction for certain compensation in excess of $1,000,000 paid to the corporation's chief executive officer and the four other most highly compensated executive officers.

The directors making decisions regarding compensation monitor the impact of this legislation to ensure that material tax deductions are not lost due to its application.

         To determine that the annual compensation of the Chief Executive Officer and the other officers of Georgia Gulf is competitive with similarly situated employees in the industry, the directors making decisions regarding this compensation referred to the Survey of Industrial Chemicals Companies, comprising 56 chemical companies with sales ranging from under $200 million to over $5 billion, found in the 1998 Conference Board Top Executive Compensation Survey. The Standard & Poor's Chemical Index and the Standard & Poor's Mid Cap Index, used in the Stock Performance Graphs below, include a smaller group of chemical companies than the 56 included in the survey. Management believes the survey is a reliable broad based survey of comparable companies. The survey reports both annual salary and total current compensation, which is comprised of salary and bonus.

         Salaries of the Chief Executive Officer and the other executive officers are based upon the survey and are believed to be competitive based on a comparison of salaries to the survey. The Chief Executive Officer's 1999 salary falls below the median but within the 50% range of CEO's salaries. His total 1999 current compensation is below the middle 50% range of CEO's current compensation reported in the survey. Salaries of Georgia Gulf's other executives are within the median ranges reported in the survey, and total 1999 compensation of those executives is below the middle 50% ranges of current compensation reported in the survey, except for the Vice President - General Counsel and Secretary whose total current compensation is within the range.

         In 1999, key employees of Georgia Gulf, including the executive officers, participated in Georgia Gulf's Management Incentive Bonus Plan. The objective of this plan is to motivate the performance of the participants by creating the potential for increased compensation tied directly to company profit. At the beginning of each year, participants are assigned a bonus level, set primarily by reference to their salary level. A corporate target for earnings before deductions of interest, taxes and depreciation and any extraordinary items, is also established. This target is based on a comparison of Georgia Gulf's earnings performance with its cost of capital. The target is the amount of earnings equal to double Georgia Gulf's cost of capital. If the target is reached, participants receive a payment equal to 100% of their points awarded. Payments are ratably reduced to a minimum, if earnings equal Georgia Gulf's cost of capital, in which case participants receive a payment equal to 10% of their points awarded. The maximum that can be awarded under the plan is a payment of double the participants' points where earnings equal or exceed Georgia Gulf's historical maximum return, which is about three times Georgia Gulf's cost of capital. The plan also provides that payment adjustments will be made to reflect the performance of Georgia Gulf's peers in the chemical industry. For 1999, Georgia Gulf's earnings, calculated as required by the Management Incentive Bonus Plan, equaled 56% of the corporate target, which resulted in bonuses being paid to participants including officers at 22% of their assigned bonus levels. Actual bonuses paid to officers are set forth in the Summary Compensation Table above.

         Executive officers were awarded stock options in 1999. Option awards are intended to encourage key executives and managerial employees to become owners of Georgia Gulf's stock to increase their interest in Georgia Gulf's long-term success, to align their interests with stockholders, to provide incentive equity opportunities which are competitive with other similarly situated companies and to stimulate the efforts of such employees by giving suitable recognition for services that contribute materially to Georgia Gulf's success.

         Although Georgia Gulf has no formal compensation committee, decisions on executive compensation in 1999 were made by the non-officer members of the board, which included all board members except Edward A. Schmitt as listed below.


                  James R. Kuse                     John D. Bryan
                  Robert E. Flowerree               Edward S. Smith
                  Dennis M. Chorba                  Jerry R. Satrum
                  Charles T. Harris, III

                           THE STOCK PERFORMANCE GRAPH

         The following graph is a comparison of the five year cumulative total return among Georgia Gulf, Standard & Poor's 500 Composite Index and Standard & Poor's Chemical Index. Stock performances, including that of Georgia Gulf, were calculated using the assumption that all dividends, including distributions of cash, were reinvested in common stock

                               [GRAPHIC OMITTED]

         The S&P 500 Composite Index is a market value weighted index primarily composed of companies with a market capitalization in excess of $4 billion. The S&P Chemical Index is also a market value weighted index consisting only of chemical companies included in the S&P 500 Composite Index. As a result of the market value weighting, the S&P Chemical Index is heavily influenced by two large chemical companies. Georgia Gulf is not included in either of the above indexes, but is included in both the Standard & Poor's MidCap 400 Index and the Standard & Poor's Chemical MidCap Index. These two indexes primarily include companies having a market capitalization of $1 billion to $4 billion. Management believes the S&P MidCap 400 Index and the S&P Chemical Midcap Index present more representative benchmarks with which to compare the performance of Georgia Gulf's common stock; therefore, Georgia Gulf intends to use these indexes for future stock performance graph presentations.

         Presented below is an additional graph comparing the five year cumulative return among Georgia Gulf, the S&P MidCap 400 Index and the S&P Chemical MidCap Index. Stock performance for Georgia Gulf and the indexes were calculated using the assumption that all dividends, including distributions of cash, were reinvested in common stock.

                               [GRAPHIC OMITTED]

                PROPOSAL II - APPROVAL AND ADOPTION OF THE FIRST
                  AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN

GENERAL

         On December 5, 1995, the board of directors adopted the Employee Stock Purchase Plan, covering 800,000 shares of common stock. The purpose of this plan is to give all eligible employees of Georgia Gulf or any of its subsidiaries the opportunity to subscribe to purchase shares of common stock on an installment basis through payroll deductions, which enables those employees to obtain or increase a proprietary interest in Georgia Gulf. No officers of Georgia Gulf have elected to participate in the stock purchase plan in 2000. A total of 852 of Georgia Gulf's 1,440 employees elected to participate in the plan for 2000, subject to stockholder approval of an increase in the number of shares available under the plan. The stock purchase plan was intended to continue to operate for years after 1996, as long as shares remained eligible under the plan. The number of shares which could be subscribed for is limited to those which can be purchased at the purchase price described below, with equal installments of not less than $10 nor more than 15% of the employee's periodic rate of compensation; no employees may subscribe for more than 5,000 shares for any single year. The purchase price per share is the lower of 85% of the mean of the high and low sales prices of the common stock (as reported in the Record of Composite Transactions for New York Stock Exchange listed securities and printed in THE WALL STREET JOURNAL) on the grant date, which is defined in the plan as the last business day of each fiscal year, or 85% of the mean of the high and low sales price of the common stock on the exercise date, which is defined in the plan as the last business day of the fiscal year following the fiscal year that includes the grant date. The closing price of the common stock on March 21, 2000 was $20 13/16.

         Payment for the shares subscribed for in 2000 will be made by payroll deductions during a 12-month period which commenced in January 2000 and terminates December 31, 2000. The number of shares subscribed for and the purchase price per share are subject to adjustment in the event of the payment of stock dividends or stock splits and specified other capital adjustments.

         An employee may terminate his subscription at any time before the full purchase price of the shares subscribed for has been paid and, upon terminating his subscription, will be entitled to receive the full amount withheld under the employee's subscription agreement. An employee may also reduce the dollar value of his periodic contributions.

         As a result of the participation of employees since the inception of the Employee Stock Purchase Plan, 739,910 of the plan's original 800,000 shares have been issued. The number of shares remaining in the plan is inadequate to supply the number of shares for which employees have subscribed in 2000. Therefore, the board of directors has adopted the First Amendment to the Plan, in the form attached to this proxy statement as Exhibit A, to authorize the issuance of an additional 200,000 shares, in accordance with the terms and conditions of the Employee Stock Purchase plan. The Board estimates that 200,000 shares will be adequate to supply the shares for which employees have subscribed for 2000. All other terms and conditions of the plan remain unchanged.

FEDERAL TAX ASPECTS

         The Employee Stock Purchase Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986. Assuming the plan qualifies under the Internal Revenue Code, a United States employee who elects to participate and who is employed by Georgia Gulf on the grant date and continuously after the grant date for the period ending three months before the exercise date does not realize income on the grant date or when the shares of common stock that he purchases are transferred to him. Instead, taxability to the employee is deferred until he disposes of his shares.

         If any employee disposes of shares transferred to him under the plan after two years from the grant date for those shares and after one year from the date of the transfer of those shares to him, or in the event of the employee's death, whenever occurring, while owning those shares, the amount of ordinary income that the employee realizes for the taxable year in which the date of the disposition falls or for the taxable year closing with his death, whichever applies, is an amount equal to the lesser of (I) the excess of the fair market value of those shares at the time of disposition or death over the amount paid for the shares, and (ii) 15% of the fair market value of the shares on the grant date. In the case of such a disposition by the employee, the excess, if any, of the amount realized over the sum of the amount treated as ordinary income and the amount paid for the shares generally is treated as long-term capital gain. In the case of such a disposition or the employee's death, Georgia Gulf is not entitled to any compensation deduction from its income.

         If an employee disposes of shares transferred to him under the plan within this two-year or one-year period, the amount of ordinary income that the employee realizes upon disposition is equal to the excess of the fair market value of the shares on the date of purchase over the amount paid for the shares. The employee's tax basis in those shares at the time of disposition equals the amount paid for the shares plus the amount treated as ordinary income. Any gain or loss computed with reference to the adjusted basis that is recognized at the time of disposition generally will be capital gain or loss, either short-term or long-term, depending on the employee's holding period for those shares. In the event of a disposition within this two-year or one-year period, Georgia Gulf generally is entitled to a deduction from income equal to the ordinary income recognized by the employee at the time that the employee includes the amount as income.

                    PROPOSAL III - APPOINTMENT OF INDEPENDENT
                               PUBLIC ACCOUNTANTS

     The board of directors has appointed Arthur Andersen LLP as independent public accountants for Georgia Gulf for the year ending December 31, 2000. The board of directors recommends that this appointment be ratified.

     Representatives of Arthur Andersen LLP will be present at the meeting and will have the opportunity to make a statement, if they desire to do so, and respond to appropriate questions.

                 OTHER MATTERS THAT MAY COME BEFORE THE MEETING

     Management of Georgia Gulf knows of no matters other than those stated above which are to be brought before the meeting. However, if any other matters should be properly presented for consideration and voting, it is the intention of the persons named in the proxy to vote on those matters in accordance with their judgment.

                              STOCKHOLDER PROPOSALS

         Proposals by stockholders intended to be presented at the 2001 annual meeting must be forwarded in writing and received at the principal executive offices of Georgia Gulf no later than November 30, 2000, directed to the attention of the Secretary, for consideration for inclusion in Georgia Gulf's proxy statement for the annual meeting of stockholders to be held in 2001. Moreover, with regard to any proposal by a stockholder not seeking to have its proposal included in the proxy statement but seeking to have its proposal considered at the 2001 annual meeting, if that stockholder fails to notify Georgia Gulf in the manner set forth above of its proposal by February 14, 2001, then the persons appointed as proxies may exercise their discretionary voting authority if the proposal is considered at the 2001 annual meeting, notwithstanding that stockholders have not been advised of the proposal in the proxy statement for the 2001 annual meeting. Any stockholder proposals must comply in all respects with the rules and regulations of the Securities and Exchange Commission.


                                        Joel I. Beerman

                                        VICE PRESIDENT, GENERAL
                                          COUNSEL AND SECRETARY

March 30, 2000

                                    EXHIBIT A

                            GEORGIA GULF CORPORATION

                               FIRST AMENDMENT TO

                          EMPLOYEE STOCK PURCHASE PLAN

1. THE PLAN. Georgia Gulf Corporation (the "Company") has adopted the Employee Stock Purchase Plan dated as of December 5, 1995 (the "Plan"). The Plan is amended by this First Amendment to Employee Stock Purchase Plan dated February 8, 2000 (the "Amendment") as set out below.

2. COMMON STOCK AVAILABLE UNDER THE PLAN. The Plan, in paragraph 2, authorized 800,000 shares of Georgia Gulf's Common Stock, of the par value of $0.01 each (the "Shares") to be issued under the Plan.

3. AMENDMENT TO AUTHORIZE ADDITIONAL SHARES UNDER THE PLAN. As a result of employee participation in the Plan since its inception, the majority of the 800,000 Shares originally authorized for issuance thereunder have been issued, and currently the Plan does not have enough Shares to permit its continued operation. Therefore, the Plan is hereby amended to authorize the issuance of an additional 200,000 Shares in accordance with the terms and conditions of the Plan and this Amendment.

4. NO OTHER CHANGES. Except as specifically set out above, there are no changes to any of the other terms and conditions of the Plan and the Plan remains in full force and effect.